EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement 333-103248 on Form S-8 of Knology, Inc. (the “Company”) of our report dated March 29, 2004 relating to the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for the two years in the period ended December 31, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for stock-based compensation to conform with Statement of Financial Accounting Standards No. 123, to the Company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations), appearing in this Annual Report on Form 10-K of Knology, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 29, 2004